AOG INSTITUTIONAL FUND

Supplement dated July 1, 2025 to the

Prospectus

dated May 16, 2025

This Supplement provides new and additional information beyond that in, and should be read in conjunction with, the Fund’s Prospectus. Any matter disclosed herein shall be deemed to amend, supplement and qualify the respective sections of the Prospectus to the extent the relevance of such disclosure is readily apparent. Terms not defined herein shall have the meanings ascribed to them in the Prospectus.

You should carefully consider the “Summary of Terms—Risks” beginning on page 6 of the Prospectus before you decide to invest in shares of our common stock.

The fourth paragraph of the section of the Prospectus entitled “Purchase of Shares” is hereby deleted in its entirety and replaced with the following:

Investors may be charged a fee if they effect transactions through an intermediary, broker or agent. The Fund has authorized one or more brokers to receive purchase and repurchase orders on its behalf. Such brokers are authorized to designate other intermediaries to receive purchase orders on the Fund’s behalf. The Fund will be deemed to have received a purchase or repurchase order when an authorized broker or, if applicable, a broker’s authorized designee, receives the order. Purchase orders will be priced at the Fund’s then-current NAV per Share of that class next computed after they are received by an authorized broker or the broker’s authorized designee. Repurchase orders will be priced at the Fund’s NAV computed on the next applicable repurchase date, in each case assuming acceptance prior to the applicable transaction deadline and subject to any limitations relating to the size of the applicable repurchase offer.

The first paragraph of the section of the Prospectus entitled “Repurchase of Shares—Potential for Fund to Utilize the Nasdaq Fund Secondaries Auction Process” is hereby deleted in its entirety and replaced with the following:

Upon obtaining requisite Board approval, the Fund may choose to make its Shares available for secondary transfers on a periodic basis through an auction conducted via Nasdaq Fund Secondaries. Nasdaq Fund Secondaries operates an online platform designed to conduct auctions for unlisted securities, including certain closed-end funds, and can match orders to purchase and sell Shares in a secondary market auction process. Investors should consult with their financial intermediary, broker, or agent to determine whether the relevant financial intermediary, broker, or agent intends to participate in the Nasdaq Fund Secondaries Auction Process.

This Supplement and the Fund’s Prospectus provide relevant information for all shareholders and should be retained for future reference.